Exhibit 5

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 18, 2016, is entered into between Polar Multi-Strategy Master Fund a Cayman Corp. (the “Seller”), 1347 Investors LLC, a Delaware limited liability company (“Buyer”), Continental Stock Transfer & Trust Co., in its capacity as transfer agent and escrow agent (“Transfer Agent” or “Escrow Agent”), and 1347 Capital Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company and Limbach Holdings LLC (“Limbach”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 23, 2016, as amended, which provides for the merger of a newly formed subsidiary of the Company with and into Limbach, with Limbach surviving the merger as a wholly-owned subsidiary of the Company (the transactions contemplated by the Merger Agreement, the “Business Combination”);

WHEREAS, Seller owns 382,774 shares of common stock, par value $0.0001 (the “Shares”), of the Company; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, that number of Shares set forth opposite Buyer’s name on Schedule A hereto, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 3), Seller shall sell, transfer and assign to Buyer, and Buyer shall, severally and not jointly, purchase from Seller, that number of Shares set forth opposite such Buyer’s name on Schedule A hereto. The purchase price per Share shall be $10.00 (the “Purchase Price”).

2.          Escrow. Promptly after execution of this Agreement, Seller shall deliver the Shares to Escrow Agent and, as promptly as practicable thereafter, Buyer shall deposit the Purchase Price with Escrow Agent, which Escrow Agent shall hold in a non-interest bearing account. Escrow Agent is serving hereunder solely as a convenience to the parties to facilitate the purchase and sale of the Shares and Escrow Agent’s sole obligation under this Agreement is to act with respect to the delivery of Buyer’s Purchase Price as described in Section 3 of this Agreement. Escrow Agent shall not be liable to Seller or Buyer or any other person or entity in respect of any act or failure to act hereunder or otherwise in connection with serving as Escrow Agent unless Escrow Agent has acted in a manner constituting gross negligence or willful misconduct. The Company shall indemnify Escrow Agent against any claim made against it (including reasonable attorney’s fees) by reason of it acting or failing to act in connection with this transaction except as a result of its gross negligence or willful misconduct. Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been issued or presented by the proper party or parties. Escrow Agent may conclusively presume that the undersigned representative of the Company, Buyer and Seller have full power and authority to instruct Escrow Agent on behalf of such parties unless written notice to the contrary is received by Escrow Agent.

3.          Closing.

(a)        Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held promptly after delivery of the Shares and Purchase Price to Escrow Agent.

(b)        If the Closing has not occurred prior to the time that the vote is taken with respect to the Business Combination (the “Termination Time”), then the obligation of the Buyer to buy, and the obligation of the Seller to sell, the Shares shall terminate. Upon any such termination, if Buyer has previously deposited Purchase Price with the Escrow Agent, Escrow Agent shall promptly, and in no event later than two business days after the date on which the Termination time occurs, return to Buyer by wire transfer of immediately available funds the Purchase Price to Buyer’s account set forth on Schedule A hereto.

4.          Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the Seller is the sole legal, record and beneficial owner of the Shares, has good and valid title to its Shares and has authority to transfer the Shares pursuant to this Agreement. The Shares are free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”). Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Shares it is purchasing hereunder, free and clear of all Encumbrances.

5.          Covenants Regarding Shares.

(a)        The Seller covenants that, from the date hereof until the Shares are otherwise returned to it upon termination of this Agreement, it shall not transfer, attempt to transfer, enter into any agreement to transfer or place any Encumbrances on, the Shares, other than pursuant to this Agreement. Upon the signing of this Agreement, Seller shall deliver to the Transfer Agent a written revocation of its instruction to redeem the Shares in connection with the stockholder vote on the Business Combination, with such revocation to be effective only upon the Closing. For the avoidance of doubt, in the event that the Closing does not occur by the Termination Time, the revocation delivered by Seller under this Section 5(a) shall be void ab initio, and Seller shall retain its right to have the Shares redeemed in accordance with the Company’s amended and restated certificate of incorporation.

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(b)        The Transfer Agent covenants that, from the date hereof until the termination of this Agreement, it shall not effect any transfer of the Shares, other than pursuant to this Agreement.

6.          Further Assurances. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

7.          Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

8.          Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

9.          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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12.         Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.         Survival. Subject to applicable statute of limitations, the representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares.

14.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:
Polar Multi-Strategy Master Fund by its investment advisor, Polar Asset Management Partners Inc.

By:	/s/ Greg Lemaich
Name: Greg Lemaich
Title: GC & CCO, Polar Asset Mgm’t Partners Inc.

[Signature page to Stock Purchase Agreement]

BUYER:

1347 INVESTORS LLC

By:	/s/ Hassan R. Baqar
Name: Hassan R. Baqar
Title: President

[Signature page to Stock Purchase Agreement]

COMPANY:

1347 CAPITAL CORP.

By:	/s/ Hassan R. Baqar
Name: Hassan R. Baqar
Title: CFO

[Signature page to Stock Purchase Agreement]

TRANSFER AGENT AND ESCROW AGENT:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	Mark Zimkind
Name: Mark Zimkind
Title: Senior Vice President

[Signature page to Stock Purchase Agreement]

SCHEDULE A

SHARE ALLOCATION

Buyer:	Number of Shares:	Purchase Price:	Share Delivery Instructions:
1347 Investors LLC	382,774	$10.00

Seller:

Wire Instructions:

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FFC

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